Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205583

March 22, 2016

The Michaels Companies Announces Secondary Offering of 17 Million Shares of Common Stock by Selling Stockholders and Repurchase by the Company of a Portion of Such Common Stock

IRVING, Texas, March 22, 2016 — The Michaels Companies, Inc. (NASDAQ: MIK) (the “Company”) today announced that certain of its stockholders (the “Selling Stockholders”) intend to offer for sale 17 million shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”), of which the Company intends to purchase from the underwriters 2 million shares of such common stock.

The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriters to the Selling Stockholders.  The Company intends to fund the share repurchase with cash on hand.

J. P. Morgan and BOFA Merrill Lynch will act as underwriters for the offering.

A registration statement relating to these shares was filed with the SEC on July 9, 2015 and became effective upon filing. The offering of these shares will be made only by means of a prospectus. Before you invest, you should read the prospectus, the registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  When available, copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from J. P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewater, NY 11717; telephone: (866) 803-9204 or from BOFA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department; e-mail: dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America’s largest specialty provider of arts, crafts, framing, floral, wall decor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of February 27, 2016, the Company owned and operated more than 1,340 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc. also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart® and Loops & Threads®.

Forward-Looking Statements:

Certain information contained in this news release, particularly information regarding the completion of the offering and the repurchase by the Company, constitute forward-looking statements. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, market conditions and other risks and uncertainties identified under the heading “Risk Factors” included in the prospectus, the Company’s Form 10-K which was filed with the SEC on March 17, 2016, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor:

Kiley F. Rawlins, CFA

972.409.7404

Kiley.Rawlins@michaels.com

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Kristina Jorge

203.682.8200 / 646.277.1234

Michaels@icrinc.com